                                                                      EXHIBIT 8

                                    SIROTE
                                 ---- & ----
                                   PERMUTT
                          A PROFESSIONAL CORPORATION


                         2222 Arlington Avenue South
                                  Reply To:
                            Post Office Box 55727
                        Birmingham, Alabama 35255-5727
                           Telephone (205) 933-7111
                           Facsimile (205) 930-5301
                         Writer's direct dial number:
                                 (205) 930-5108


                                 June 21, 1994



Capstone Capital Corporation
One Perimeter Park South
Birmingham, Alabama   35243

Smith Barney Inc.
J. C. Bradford & Co., Inc.
Representatives of the Several Underwriters
c/o Smith Barney Inc.
338 Greenwich Street
New York, New York   10013

Ladies and Gentlemen:

                 We have acted as tax counsel to Capstone Capital Corporation (the "Company") in connection with the transaction (the "Transaction") described in the Prospectus that constitutes Part I of the Registration Statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 on April 15, 1994, as amended through the date hereof (the "Prospectus"). In connection with the Transaction, we have been asked to provide opinions on certain federal income tax matters described in the Prospectus. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

                 The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), of Treasury Regulations thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to changes that might result in modification of our opinion.





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Capstone Capital Corporation
Smith Barney Inc.
J. C. Bradford & Co., Inc.
June 21, 1994
Page 2



                 In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Prospectus and the Registration Statement (including the Exhibits thereto); (2) the Charter and Bylaws of the Company as in effect on the date hereof; (3) the Articles of Incorporation and Bylaws of Crescent Capital of Alabama, Inc., a wholly-owned subsidiary of the Company ("CCA"), as in effect on the date hereof; and (4) the Articles of Incorporation and Bylaws of Crescent Capital of Pennsylvania, Inc. (formerly "Capstone Capital of Pennsylvania, Inc."), a wholly-owned subsidiary of the Company ("CCP"), as in effect on the date hereof. In such examination, we have assumed that documents that have been reviewed in proposed form will be executed in substantially the form of the proposed agreements we have reviewed. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals of any copies.

                 This opinion is based in part on our opinion to be delivered at the closing of the Transaction addressed to the Underwriters that (i) the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland; (ii) CCA is a validly organized and duly incorporated corporation under the laws of the State of Alabama; and (iii) CCP is a validly organized and duly incorporated corporation under the laws of the State of Pennsylvania.

                 This opinion is also based on the representations of the Company contained in a letter to us dated June 21, 1994, and attached hereto.

                 We are not aware of any facts or circumstances contrary to or inconsistent with the foregoing representations and assumptions. To the extent that the representations of the Company are with respect to matters set forth in the Code or the applicable Treasury Regulations, we have reviewed with the individuals making such representations the relevant provisions of the Code, applicable Treasury Regulations and published administrative interpretations thereof. Based on the foregoing, we are of the opinion that:

                 (1) Commencing with the Company's taxable year ending December 31, 1994, and assuming consummation of the Transaction as contemplated in the Prospectus and assuming a timely election of REIT status, the Company will be organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT.



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Capstone Capital Corporation
Smith Barney Inc.
J. C. Bradford & Co., Inc.
June 21, 1994
Page 3




                 (2) The discussion in the Prospectus under the heading "Federal Income Tax Considerations" fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock.

                 For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we prepared, in the section of the Prospectus under the heading "Federal Income Tax Considerations."

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "Federal Income Tax Considerations" in the Prospectus filed as a part of the Registration Statement.

                                  Very truly yours,

                                  SIROTE & PERMUTT, P.C.

                                  By /s/ John H. Cooper
                                     -------------------
                                     John H. Cooper

JHC/kwb